Exhibit 99.1

News Release
Contact:
Bob Gary
Chief Financial Officer
214-891-6587
bgary@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

ISS Reaffirms Recommendation in Favor of Docucorp/Skywire Merger

Stockholder Vote Scheduled for February 22, 2007

DALLAS — February 19, 2007 — Docucorp International® (Nasdaq: DOCC), a leading provider of Customer Communication Management (CCM) solutions, announced today that Institutional Shareholder Services, Inc. (ISS) has reaffirmed its prior recommendation in favor of Docucorp’s proposed merger with Skywire Software.  ISS is the leading proxy and corporate governance advisory service for the institutional shareholder community.

ISS undertook a thorough review and analysis of the terms and process of the Skywire transaction and concluded in their February 9, 2007 report that shareholders should support the merger with Skywire.  Further, in their most recent alert to its subscribers, ISS analyzed the Ebix proposal to acquire Docucorp for a combination of cash and Ebix stock and ISS again recommended that Docucorp stockholders support the Skywire transaction for a number of reasons, including the need to adjust the value of the Ebix proposal to reflect the relative illiquidity of Ebix stock and the time value of money.

The ISS report also notes the absence of any definitive competing offer to the Skywire transaction and the potential downside risk for Docucorp’s stock trading at its pre-merger announcement price of $7.50 in the event that Docucorp does not consummate the Skywire transaction.

About Docucorp

Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp.  The company has an installed base of more than 1,300 customers, including some of the

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DOCUCORP, ISS	ADD #1

world’s largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Bedford, N.H., and London, as well as an international presence in the Benelux, Switzerland, Central and Eastern Europe, Middle East, Africa and Asia Pacific regions.

Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than historical facts, included herein are forward-looking statements.  These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.

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One Lincoln Centre
5400 LBJ Freeway
Suite 300
Dallas, Texas 75240
214-891-6500
fax: 214-987-8187
http://www.docucorp.com
©

2007 Docucorp International. All Rights Reserved. Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.